EXHIBIT 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT

                  This EXECUTIVE EMPLOYMENT AGREEMENT. dated as of April 28, 2000 is by and between IAMG Holdings, lnc. (IAMG), a New York Corporation (the "Company") with its principal executive offices located at 85 Tenth Avenue. New York. New York 10011, and Leonard Marshall, residing at 21756 Marigot Drive, Boca Raton. Florida 33428 (the "Executive").

                  WHEREAS, the Executive together with all other shareholders of Pro Star Inc. of Florida. has transferred to the Company, IAM Group, Ltd., its interest in and to NFL Properties. Inc. ("NFLP") licenses. Pursuant to a Joint Venture Agreement dated June 1999, a copy of which is annexed hereto; and

                  WHEREAS, IAM Group, Ltd. sold its Assets to Home/Office Express, Inc. (HOMX) pursuant to an Asset Purchase Agreement dated April 1, 2000; and

                  WHEREAS, Home Office/Express, Inc. changed its name to IAMG Holdings, Inc. (IAMH), effective April 28, 2000; and

                  WHEREAS, the Company and the Executive have negotiated and are desirous of entering into an Employment Agreement dated of April 28, 2000 (the "Agreement"); and

                  WHEREAS, the Company and the Executive desire to state the terms of the Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties as contained in this document, the Company and the Executive agree as follows:
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                  1. Employment and Duties. During the Employment Period (as
defined in paragraph 2 below), the Executive will serve as Vice President of Media Productions and Publicity, and Vice President of Public Relations of the Company. with special responsibilities as operations manager for the Company 5 internet service provider business. operated as a wholly owned subsidiary and known as Guardian Internet Solutions. Inc. (www.giol.com). The Executive's duties will be fully set forth in the Company's job description manual to be prepared with the assistance of the Executive and in the Guardian business plan to be completed on or before May 30. 2000. The Executive shall have such other duties and responsibilities as the board of directors of the Company (the "Board of Directors") may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive's offices and positions The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

                  a) The Executive shall fully manage, cooperate, organize and participate with the Company's representatives, partners. joint ventures. or agents in the planning, and preparation and delivery of a business plan for Guardian Internet Solution, Inc.

                  b) Upon completion of the Guardian business plan, Executive shall have the primary responsibility of acting as the President and Chief Operating Officer for Guardian and shall direct all aspects of the business plan. including but not limited to:

                          (i) actively obtaining financing to effectuate the goals of the business plan; and

                          (ii) actively developing the E-commerce aspects of the business plan; and

                          (iii) actively developing programs to obtain ISP subscribers, advertisers, and E-commerce, B to B and B to C customers.

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                  c) The Executive agrees that the Guardian business plan shall be completed and presented for approval. to the Company's Board of Directors. on or before May 30.2000.

                  2.  Employment Period.

                  (a) Basic Rule. The employment period will commence on May 1, 2000 (the "Commencement Date") and shall continue thereafter for three (3) years (the "Employment Period"), unless sooner terminated pursuant to the provisions of this Agreement.

                  (b) Early Termination. The Company may terminate the Executive's employment prior to the end of he Employment Period by giving the Executive 30 days' advance notice in writing. If the Company terminates the Executive's employment prior to the end of the Employment Period for any reason other than Cause, as defined below, or if the Executive terminates his employment for Good Reason, as defined below, the provisions of paragraphs 12(a)(l), 12(b) and 12(c) shall apply. The Executive may terminate his employment prior to the end of the Employment Period by giving the Company 90 days advance written notice. If the Executive terminates his employment prior to the end of the Employment Period other than for Good Reason, the provisions of paragraph 12(a)(ii) shall apply. Upon termination of the Executive's employment with the Company, the Executive's rights under any applicable benefit plans shall be determined under the provisions of those plans. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this subparagraph 2.

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                  (c) Death. The Executive's employment shall terminate in the event of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive's death, or for periods following the Executive's death; provided however that the Company's obligations under paragraphs 12(a)(i), 12(b) and 12(c) shall not be interrupted as a result of the Executive's death, and the Executive's estate or its representative(s) shall be entitled to exercise all the rights of the Executive under such Sections. The Executive's rights (and the rights of his estate) under the benefit plans of the Company in the event of the Executive's death shall be determined under the provisions of those plans.

                  (d) Cause. The Company may terminate the Executive's employment for cause by giving the Executive 24 hours advance notice in writing. For all purposes under this Agreement, "Cause" shall mean (1) any gross neglect of duty; (2) If Executive is convicted of a felony; (3) if Executive files for any protection under the federal bankruptcy laws or any such proceeding is filed against Executive and is not dismissed within 90 days of such filing), (4) the occurrence or existence of any facts that constitute grounds for termination pursuant to New York State Law; (5) if Executive commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, or moral turpitude; (6) If Executive willfully and materially breaches any provision of this Agreement;
(7) the death of Executive, and/or (8) if Executive becomes materially disabled to such an extent that Executive is precluded from performing the duties set forth in this Agreement of a period of 90 consecutive days or 120 days in the aggregate during any one-year period upon termination of this Agreement. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause for periods following the date when such a termination of employment is effective. The Executive's rights under the benefit plans of the Company in the event of a termination for Cause shall be determined under the provisions of those plans.

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                  Alcohol and drug testing. Executive agrees to submit to random alcohol and drug testing, to be paid for by Employer. In the event Executive refuses to submit to such testing, Empl6yer may consider this grounds for termination in accordance with paragraph (d) above.

                  (e) Disability. The Company may terminate the Executive's employment for Disability by giving the Executive 30 days advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment, under this subparagraph (e), becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability for periods following the date when such a termination of employment is effective; provided, however, that the Company's obligations under paragraphs 12(a)(i), 12(b) and 12(c) shall not be interrupted as a result of the Executive's Disability, and the Executive or his guardian(s) or other representative(s) shall be entitled to exercise all the rights of the Executive under such Sections. The Executive's rights under the benefit plans of the Company in the event of his Disability shall be determined under the provisions of those plans.

                  (f) Good Reason. Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for Good Reason and thereupon become entitled to the benefits of paragraphs 12(a)(i) and 12(b) below, if, before the end of

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the Employment Period, one or more of the following events shall occur: (i)
without the Executive's express written consent, the assignment to the Executive of any duties or the reduction of the Executive's duties, either of which results in a significant diminution in the Executive's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities; (ii) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction: (iii) a material reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (v) the relocation of the Executive to a facility or a location more than 50 miles from the Executive's then present location or from the Company's principal executive offices, without the Executive's express written consent; (vi) any purported termination of the Executive's employment by the Company which is not effected by death, Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company ~ obtain the assumption of this Agreement by any successor; or (viii) any material breach by the Company of any material provision of this Agreement.

                  (g) NFL/Team Licenses. If the Executive's employment is terminated without cause. or if the Executive resigns for good reason. the Executive shall have the immediate right to the use and benefit of the NFL Properties Team/Player License. The Company shall sign all necessary documents to re-convey the NFL Team/Player License to the Executive or his assigns.

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

         3. Place of Employment. The Executive's services shall be performed at the Company's principal executive offices in Vero Beach, Florida, New York City and Providence, Rhode Island. The Company shall reimburse the Executive for expenses incurred by travel to and from Vero Beach, New York City and Providence and by intermittent out of State or out of Country living expenses (including rent or equivalent hotel costs) in connection with the performance of his duties hereunder. The Company intends to open a satellite office in the Miami/ Boca Raton area on or before December 31, 2000, and at such time the Executive will be permitted to work at the Satellite office when feasible.

          4.Base Salary. For all services to be rendered by the Executive pursuant to this Agreement. the Company agrees to pay the Executive during the Employment Period a base salary (the "Base Salary") at an annual rate of not less than $150,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Company agrees solely for the purpose of considering possible salary increases to review the Base Salary at least annually as of May of each year (beginning in 2001) and to make such increases as the Board of Directors may approve.

         5. Additional Compensation. The Company agrees to transfer twenty-five (25%) of the authorized shares of Guardian Internet Solutions. Inc. ("GIS") under the following conditions:

                  a. On or before June 1, 2000 the Company will incorporate GIS in the State of Delaware with 10,000,000 authorized shares of common stock at 001 par value.

                  b. GIS shall transfer 2,500,000 shares of restricted common stock to the Executive for $2500.00 representing par value of said stock, to be held in escrow by Mark Bernstein, Esq. and released to the Executive on the following conditions:

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                  (i)     The Executive shall have obtained a minimum of
                          $1,000,000 from private investors for GIS within 90 days after completion of the GIS business plan. which shall be completed no later than May 30, 2000; or

                  (ii) The gross sales receipts of GIS exclusive of sales taxes, shall reach $2,500,000 on or before April 30, 2001.

                  (iii) In the event the Executive fails to meet either of the conditions set forth in b(i) and

                  (iv) the Executive shall have the right to receive the 2,500,000 restricted shares if:

                          (i) he agrees to an extension agreement to lock up the restricted shares for an additional one year period to end on April 30, 2002; and

                          (ii) GIS gross sales from May 1, 2001 to April 30, 2002 reach $10,000,000.

                  d. If the Executive fails to meet the conditions set forth in
(i) and (ii), the Company shall have the right to purchase the 2,500,000 restricted shares for $2500.00, or the Company may elect to negotiate such other or further conditions in order To permit the Executive to retain ownership of the restricted stock. Until the GIS shares are released from escrow, the Executive shall not sell, assign or convey any interest therein without written acknowledge by the assignee that the sale. assignment or conveyance is subject to this Executive Employment Agreement, with a copy of said acknowledgment delivered to the Company.

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                  6. Bonus. For all services rendered by the Executive pursuant to this Agreement during the period ("Initial Bonus Period") beginning on May 1, 2000 and ending on April 31, 2001 the Executive shall be paid a bonus (the "Initial Bonus"). The Initial Bonus is payable within ninety (90) days after the expiration of the Initial Bonus Period at a rate equal to the product of (a)
 .01% and (b) the amount of Sales over $2,500,000 by Guardian Internet Solutions. Inc., including income from subscriber fees for internet service provider
("ISP") business, and fees and commissions earned from e-commerce sales of the Company's products during the Initial Bonus Period. For all services to be rendered by the Executive pursuant to this Agreement during the period ("Second Bonus Period") beginning on May 1, 2001 and ending on April 31, 2002, the
Company agrees to pay at a rate equal to the product of (a) .01% and (b) the amount of sales over 10,000,000 by Guardian Internet Solutions, Inc., including income from subscriber fees for internet service provider ("ISP") business, and fees and commissions earned from e-commerce sales of the Company's products during the Second Bonus period. Any bonus payable hereunder by reference to the financial sales of Guardian (such as the Initial Bonus) shall be verified in accordance with the Company's normal practices and policies and shall be conclusively determined on the basis of audited financial statements. No adjustments in the amount of any such Bonus previously paid shall be made in any circumstance whatever except as a result of such audit revealing arithmetic errors in amounts paid. Such amounts shall be paid by the Executive or the Company, as the case may be, within 30 days after such statements have been finally delivered to the Board of Directors or as otherwise agreed by the Board of Directors and the Executive.

                  7.Stock Options. The Executive shall be entitled to participate in any stock option grant programs established by the Company for the benefit of its key employees. The terms of any individual grant shall be

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determined pursuant to a stock option agreement or restricted stock purchase agreement between the Company and the Executive entered into at the time of grant, subject to the provisions of Section 12(c) hereof.

                  8. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel (including travel and living expenses pursuant to Section 3 hereof), entertainment, and other expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures. The parties agree that for purposes of this paragraph, the Executive's air travel shall be coach class domestically and business class internationally.

                  9. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

                  10. Vacations and Holidays. The Executive shall be entitled to Two (2) weeks paid vacation and Company holidays in accordance with the Company's policies in effect from time to time for its senior executive officers.

                  11. Other Activities. The Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and

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sickness. However the Executive may devote a reasonable amount of his time to civic. community, or charitable activities and, with the prior written approval of the Board of Directors. to serve as a director of other corporations and of other types of business or public activities not expressly mentioned in this paragraph. (a) The Executive shall not engage in any business activities which directly conflicts with the business of the Company or Guardian. The Executive shall attach a letter to this Agreement describing the businesses he is currently involved in, and the capacity in which he is involved in said businesses.

                  12. Termination Benefits. In the event the Executive's employment terminates prior to the end of the Employment Period, then the Executive shall be entitled to receive severance and other benefits as follows:

                  (a)  Severance.

                          (i) Involuntary Termination. If the Company terminates the Executive's employment other than for Cause, or if the Executive terminates his employment for Good Reason, or if the Executive's employment terminates by reason of his death or Disability then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, the Executive shall be entitled to payment of his Base Salary until the end of the Employment Period or, if earlier, until a breach by the Executive of his obligations under paragraph 12 hereof.

                          (ii)    Other Termination. In the event the
                                  Executive's employment terminates for any reason other than as described in paragraph 12(a)(i) above, including by reason of the Executive's resignation other than for Good

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                                  Reason and the Company's termination of the
                                  Executive for Cause, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such Termination.

                  (b)  Bonuses.

                  In the event the Executive's employment is terminated as described in paragraph 12(a)(i) above, then the Executive shall be entitled to receive continuing bonuses as described in paragraph 6 as though he had remained an employee through the end of the Employment Period. In the event the Executive's employment terminates for any other reason during the Employment Period (other than for Cause), then the Executive shall be entitled to payment of a portion of subsequent bonuses determined, after the end of the fiscal year of the Company in which such termination occurs, by multiplying the amount of the most recent bonus established by the Board of Directors of the Company for Executive prior to such termination (if in cash, calculated according to the applicable formula approved by the Board, and if in equity, calculated by valuing the equity granted to Executive upon such date of termination) by a fraction, the numerator of which will be the number of days in which he was employed by the Company (or any of its subsidiaries) in such fiscal year, and the denominator of which shall be the number of days in such fiscal year. To the extent all or any portion of the Bonus is payable to the Executive pursuant to the preceding sentence, such amount shall be paid in accordance with paragraph
6. In the event the Executive's employment is terminated by the Company for Cause, then the Executive shall not be entitled to receive any bonuses hereunder with respect to any period subsequent to such termination, but shall receive any unpaid bonus with respect the period prior to such termination and shall not in any event have any obligation to refund or reimburse any bonus paid or granted to him prior to such termination.

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                  (c) Options and Restricted Stock. Notwithstanding anything to the contrary contained in any Option Agreement or Restricted Stock Purchase Agreement that the Executive may sign. upon any voluntary or involuntary termination of Executive's employment with the Company, excepting termination by the Company for Cause: (i) all unvested or unexerciseable options to purchase shares of the capital stock of the Company then held by the Executive shall immediately and without further action on the part of the Executive or the Company become fully vested in the Executive, who may exercise them at any time or from time to time during the three months following the date of such termination: and (ii) repurchase rights with respect to any shares of the capital stock of the Company then held by the Executive shall immediately and without further action on the part of the Executive or the Company expire on the date of such termination.

                  13. Communications to Company. From the Effective Date of the Agreement and during the entire term of this Agreement, the Executive shall communicate and channel to the Company all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the company's businesses, whether acquired by the Executive before or during the term of this Agreement. Any such information communicated to the Company as stated above shall be and remain the property of the Company. In the event the Executive receives material communication relating to the Company or its subsidiaries or affiliates, copies shall be delivered via facsimile within 24 hours, with a copy also mailed to the Company's main offices in New York City.

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                  14 Proprietary Information. During the Employment Period and
thereafter, the Executive shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company, or any of its affiliates or subsidiaries. As an express condition of the Executive's employment with the Company, the Executive agrees to execute reasonable confidentiality agreements as requested by the Company.

                  (a) As a condition of employment the Executive agrees to convey to the Company all right. title. and interest in and to Pro Star Inc., of Florida, Pro Star Athletic of New York. Inc., Team Apparel Group Inc. of Florida, Team Sports Gear Inc., and any other entity or corporation holding NFL licenses in which the Executive has a proprietary interest subject to the provisions of paragraph 2(g) above; and

                          (i) that any applications for renewals of NFL licenses shall be made by the Company.

                          (ii) that all patents, right, title and interest in and to trademarks or copyrights obtained, pending or contemplated for Pro Star Athletic, Pro Star, Big Time Player, Star Player, including but not limited to logos shall be assigned and conveyed to the Company.

                          (iii) If required the Executive will sign all documents required to consummate the closing of the Joint Venture Agreement dated June 2,1999 including but limited to conveying all right, title, and interest to Pro Star Athletic, Inc. to the Company.

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                          (iv)    The Executive and the Company acknowledge that
                                  the Joint Venture Agreement has been fully and completed performed by the parties. and except for the termination provisions therein, which the parties agree are null and void, said
                                  Joint Venture Agreement in all other respects is valid and in full force.

                   15. Non Competition After Termination. If Executive is terminated for cause, or if Executive voluntarily resigns without cause or good reason, the Executive agrees not to engage in any business activities similar to the business described in the Guardian business plan or to the business conducted by the Company relating to non NFL licenses to manufacture and sell sportswear memorabilia and accessories, held by the Company at the time of termination. for a period of three (3) years. If the Executive is terminated for cause, or if he voluntarily resigns without cause or good reason, the Executive agrees not to engage in or solicit licenses from the NFL, its affiliates or subsidiaries, for the manufacture and sale of football apparel and accessories, for a period of two years from the date of termination.

                  16. Non-Solicit. The Executive covenants and agrees with the Company that during his employment with the Company and for a period expiring one (1) year after the date of termination of such employment, he will not solicit any of the Company's then-current employees to terminate their employment with the Company or to become employed by any firm, company or other business enterprise with which the Executive may then be connected.

                  17. Right to Advice of Counsel. The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and 9bligations under this Agreement.

                  18. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to

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the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle the Executive to the benefits described in paragraphs 12(a)(i), 12(b) and 12(c) of this Agreement, subject to the terms and conditions therein.

                  19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York City, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute. Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof. Punitive damages shall not be awarded.

                  20. Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

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                  21. Assignment. This Agreement and all rights under this
Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributes, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  22. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Executive: Leonard Marshall, 21756 Marigot Drive, Boca Raton, Florida 33428, If to the Company:
IAMG Holdings, Inc., 85 Tenth Avenue, New York, New York 10011, or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

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                  23. Integration. This Agreement represents the entire
agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

                  24 Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

                  25. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  26. Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

                  27 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

                  28. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

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                  29. Board of Directors. The Executive acknowledges he has been a member of the Board of Directors of IAM Group, Ltd. and also acknowledges that he has accepted a position as member of the Board of Directors of IAMH (formerly
HOMX).

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

IAMG Holdings, Inc.

/s/ JAHN AVARELLO
-------------------------------
By:    Jahn Avarello
Title: President

Executive

/s/ LEONARD MARSHALL
-------------------------------
By: /s/ Leonard Marshall


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